Exhibit 99.1

GNC Holdings, Inc. Reports Second Quarter 2014 Results

EPS increases 5.5% in the Second Quarter to $0.77 Compared to Second Quarter 2013 EPS of $0.73

Revenue decreases 0.2% in the Second Quarter

Same Store Sales — on a product only basis - decrease 4.0% in the Second Quarter

PITTSBURGH, July 29, 2014 — GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year-to-date period ended June 30, 2014.

Second Quarter Performance

For the second quarter of 2014, the Company reported consolidated revenue of $675.2 million, a decrease of 0.2% as compared to consolidated revenue of $676.3 million for the second quarter of 2013.  Revenue increased in the Company’s retail segment by 0.6%.  Revenue decreased in the Company’s franchise and manufacturing segments, by 0.4% and 5.8%, respectively.

Same store sales as measured on a product only basis decreased 4.0% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2014, as compared to a 6.8% increase in the second quarter of 2013.  Adjusting for the impact of the Easter shift, same store sales as measured on a product only basis decreased approximately 3.3% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2014.  Including the sales of Gold Cards — which the Company offered to customers for no charge during the Member Pricing launch in May and June 2013 — same store sales decreased 1.7% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2014.  In domestic franchise locations, same store sales decreased 2.7% in the second quarter of 2014.

For the second quarter of 2014, the Company reported net income of $69.9 million, compared to $71.7 million for the second quarter of 2013.  Diluted earnings per share were $0.77 for the second quarter of 2014, a 5.5% increase over diluted earnings per share of $0.73 for the second quarter of 2013.

Joe Fortunato, Chairman, President & CEO, said, “Our second quarter results reflect a difficult environment with widespread retail traffic challenges, a slower industry growth rate, and a tough anniversary of our very successful chain-wide Member Pricing launch.  These pressures were compounded by our increased dependence on bundled-product promotions and a lack of third-party product innovation.  To address this we will continue to drive marketing through the launch of our dunnhumby efforts this quarter, and transition of our Beat Average campaign from branding to an emphasis on GNC’s superior products.  We will also focus squarely on improving our overall positioning with more exclusive vendor relationships, streamlined pricing and event-driven promotions, the combination of which we expect will correspond to an elevated product value position.  We expect to see progress on these efforts as the year progresses.”

Second Quarter Segment Operating Performance

For the second quarter of 2014, retail segment revenue grew 0.6% to $505.5 million, compared to $502.5 million for the second quarter of 2013, driven primarily by growth in our e-commerce businesses (including GNC.com, Lucky Vitamin.com, and Discount-Supplements.co.uk), the addition of 149 net new company owned GNC stores since the end of the second quarter of 2013, and 9 Health Store locations in Ireland acquired in April 2014.  These gains were partially offset by negative same store sales, and approximately $2 million due to the exchange rate trend of the Canadian dollar.  Operating income decreased by 5.9%, from $100.3 million to $94.4 million, and was 18.7% of segment revenue for the second quarter of 2014, compared to 20.0% for the second quarter 2013.  Operating income was negatively impacted primarily by lower Gold Card revenue recognition related to the Member Pricing rollout in 2013, higher advertising spend corresponding with the Company’s Beat Average campaign launch, and expense deleverage associated with negative same store sales.

For the second quarter of 2014, franchise segment revenue declined 0.4% to $110.1 million, compared to $110.6 million for the second quarter of 2013.  Operating income increased 12.2%, from $36.7 million to $41.1 million, and was 37.3% of segment revenue for the second quarter of 2014, compared to 33.1% for the second quarter of 2013.  Second quarter 2014 operating income includes the conversion of 9 company owned stores to franchise stores.  The increase in operating income percentage was driven primarily by higher gross profit margin and a $3.3 million gain from these conversions.

For the second quarter of 2014, manufacturing/wholesale segment revenue, excluding intersegment revenue, declined 5.8% to $59.6 million, compared to $63.2 million for the second quarter of 2013.  The year-over-year decline was due primarily to lower purchases by one of our wholesale partners.  Operating income decreased 10.1%, from $25.5 million to $22.9 million, and was 38.5% of segment revenue for the second quarter of 2014, compared to 40.3% for the second quarter of 2013.  The decrease in operating income percentage was driven primarily by a lower mix of proprietary product sales.

Consolidated gross profit as a percent of sales was 38.3% in the second quarter of 2014 as compared to 37.8% in the second quarter of 2013, reflecting less promotional activity as we anniversaried the Member Pricing launch in last year’s second quarter.  Total operating income for the second quarter of 2014 was $121.1 million, as compared to $123.7 million for the second quarter of 2013.  Second quarter 2014 operating income includes a $3.3 million gain associated with the conversion of 9 company owned stores to franchise stores.

Year-to-Date Performance

For first six months of 2014, the Company reported consolidated revenue of $1,352.5 million, an increase of 0.9% over consolidated revenue of $1,341.0 million for the first six months of 2013.  Revenue increased in the Company’s retail segment by 1.9%.  Revenue decreased in the Company’s franchise and manufacturing segments, by 0.9% and 4.0% respectively.

For first six months of 2014, the Company reported net income of $139.8 million, compared to $144.3 million for the first six months of 2013.  Diluted earnings per share were $1.52 for first six months of 2014, a 4.1% increase over 2013 results.

For the first six months of 2014, the Company opened 63 net new domestic company-owned stores, 52 net new international franchise locations, 38 net new domestic franchise locations, 17 net new Rite Aid franchise store-within-a-store locations, 9 new company-owned stores in Canada and acquired 9 The Health Store locations in Ireland.  The Company now has 8,781 store locations worldwide.

For the first six months of 2014, the Company generated net cash from operating activities of $153.3 million, incurred capital expenditures of $36.1 million, repurchased $190.2 million in common stock, paid $29.0 million in cash dividends on our common stock, and used $6.4 million for the acquisition of The Health Store.  The Company generated $116.9 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) and at June 30, 2014, the Company’s cash balance was $118.5 million.

Capital Structure

The Company’s Board of Directors declared a cash dividend of $0.16 per share of its common stock for the third quarter of 2014.  The dividend will be payable on or about September 26, 2014 to stockholders of record at the close of business on September 12, 2014.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

The Company has $250.7 million remaining on its previously authorized $500 million share repurchase authorization.

At the end of the second quarter of 2014, diluted shares outstanding were approximately 90.3 million.

Current 2014 Outlook

The Company’s current outlook for 2014 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Following is the Company’s current outlook for 2014, which is being updated from the previous outlook provided on May 6, 2014:  consolidated earnings per diluted share (“EPS”) of approximately $2.85 for the full year 2014, or approximately equal to 2013 Adjusted EPS of $2.85.

Key assumptions underlying the full year EPS guidance are as follows:

•                  Consolidated revenue is expected to be approximately flat.  This is based on achieving a domestic company-owned same store sales result — including the impact of GNC.com — of a mid single decrease for the remainder of 2014.  For the third quarter of 2014, which is on a product only basis, the year-over-year comparison is more challenging as we anniversary 2013’s Member Pricing launch.

•                  Continued regulatory and macro-economic challenges in our international franchise business.

•                  Share repurchase activity completed through the second quarter of 2014.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands.  As of June 30, 2014, GNC has more than 8,700 locations, of which more than 6,500 retail locations are in the United States (including 1,050 franchise and 2,232 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Conference Call

GNC has scheduled a conference call and webcast to report its first quarter 2014 financial results on July 29, 2014 at 9:00 am Eastern time.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.  The conference identification number for all participants is 75389288.   A webcast of the call will also be available on www.gnc.com in the Investor Relations section under “About GNC” through August 29, 2014.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain.  The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; escalating competition within our industry and any failure on our part to compete effectively and to respond appropriately to changing consumer preferences; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s  Annual  Report  on  Form  10-K  for  the  year  ended  December  31,  2013.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing.  The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that adjusted net income, adjusted diluted earnings per share and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted net income, adjusted diluted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity.  For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)

Revenue	$675,216	$676,276	$1,352,492	$1,340,966
Cost of sales, including cost of warehousing, distribution and occupancy	416,636	420,384	837,920	828,937
Gross profit	258,580	255,892	514,572	512,029
Compensation and related benefits	81,159	81,104	163,564	160,649
Advertising and promotion	22,205	16,282	39,090	36,722
Other selling, general and administrative	37,480	34,917	72,793	66,582
Other (income) expense, net	(3,315)	(82)	(3,181)	(115)
Operating income	121,051	123,671	242,306	248,191
Interest expense, net	11,675	11,101	23,206	22,116
Income before income taxes	109,376	112,570	219,100	226,075
Income tax expense	39,489	40,882	79,310	81,744
Net income	$69,887	$71,688	$139,790	$144,331
Income per share - Basic and Diluted:
Earnings per share:
Basic	$0.77	$0.74	$1.52	$1.47
Diluted	$0.77	$0.73	$1.52	$1.46
Weighted average common shares outstanding:
Basic	90,414	97,428	91,687	98,208
Diluted	90,931	98,333	92,265	99,106

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Current assets:
Cash and cash equivalents	$118,545	$226,217
Receivables, net	142,864	144,833
Inventories	588,375	547,916
Prepaids and other current assets	43,733	47,081
Total current assets	893,517	966,047
Long-term assets:
Goodwill, brands and other intangibles, net	1,533,748	1,529,120
Property, plant and equipment, net	220,947	206,754
Other long-term assets	38,736	38,426
Total long-term assets	1,793,431	1,774,300
Total assets	$2,686,948	$2,740,347
Current liabilities:
Accounts payable	$148,958	$135,164
Current portion, long-term debt	4,825	5,443
Deferred revenue and other current liabilities	107,499	106,459
Total current liabilities	261,282	247,066
Long-term liabilities:
Long-term debt	1,339,613	1,341,656
Other long-term liabilities	342,683	336,046
Total long-term liabilities	1,682,296	1,677,702
Total liabilities	1,943,578	1,924,768
Total stockholders’ equity	743,370	815,579
Total liabilities and stockholders’ equity	$2,686,948	$2,740,347

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six months ended
	June 30,
	2014	2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$139,790	$144,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	27,401	25,131
Amortization of debt costs	895	1,258
Decrease (increase) in receivables	892	(13,948)
Increase in inventory	(48,990)	(61,874)
Increase in accounts payable	12,348	32,449
Other operating activities	20,991	(515)
Net cash provided by operating activities	153,327	126,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(36,100)	(21,475)
Cash paid for acquisitions, net of cash acquired	(6,402)	—
Other investing activities	(284)	(1,194)
Net cash used in investing activities	(42,786)	(22,669)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(28,960)	(29,078)
Payments on long-term debt	(3,040)	(1,893)
Repurchase of treasury stock	(190,153)	(181,310)
Proceeds and tax benefit from exercise of stock options	3,589	13,250
Net cash used in financing activities	(218,564)	(199,031)

Effect of exchange rate on cash and cash equivalents	351	352
Net decrease in cash and cash equivalents	(107,672)	(94,516)
Beginning balance, cash and cash equivalents	226,217	158,541
Ending balance, cash and cash equivalents	$118,545	$64,025

Segment Financial Data and Store Counts (unaudited)

Retail Segment — Company-owned stores in the U.S., Canada, Ireland as well as e-commerce

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2014	2013	2014	2013
	(unaudited)
Revenue	$505,508	$502,490	$1,014,506	$995,957
Comp store sales - domestic, including GNC.com	-1.7%	4.0%	-1.2%	2.9%
Operating Income	$94,425	$100,344	$188,545	$198,927
% Revenue	18.7%	20.0%	18.6%	20.0%

Franchise Segment — Franchise-operated domestic and international locations

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2014	2013	2014	2013
	(unaudited)
Domestic	$70,304	$66,066	$135,084	$132,291
International	39,838	44,494	81,392	86,155
Total revenue	$110,142	$110,560	$216,476	$218,446
Operating income	$41,116	$36,650	$81,313	$75,075
% Revenue	37.3%	33.1%	37.6%	34.4%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2014	2013	2014	2013
	(unaudited)
Revenue	$59,566	$63,226	$121,510	$126,563
Operating income	$22,932	$25,507	$46,443	$48,434
% Revenue	38.5%	40.3%	38.2%	38.3%

Consolidated unallocated costs (a)

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2014	2013	2014	2013
Warehousing and distribution costs	$(17,047)	$(16,869)	$(32,981)	$(33,224)
Corporate costs	$(20,375)	$(21,961)	$(41,014)	$(41,021)

(a) Part of consolidated operating income.

Consolidated Store Count Activity

	Six Months Ended June 30, 2014
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,342	1,012	2,024	2,215	8,593
Store openings (a)	114	58	89	22	283
Store closings	(33)	(20)	(37)	(5)	(95)
End of period balance	3,423	1,050	2,076	2,232	8,781

	Six Months Ended June 30, 2013
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,188	949	1,830	2,181	8,148
Store openings (a)	92	31	121	13	257
Store closings	(15)	(11)	(25)	(5)	(56)
End of period balance	3,265	969	1,926	2,189	8,349

(a) openings include new stores, corporate/franchise conversion activity, and other acquisitions

(b) including Canada and The Health Store

Contacts:

	Investors:	Dennis Magulick, Vice President - Treasury & Investor Relations
(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/